EXHIBIT 10.1





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June 4, 1996


Mr. Herbert Pearlman
Chairman
Unapix Entertainment, Inc.
200 Madison Avenue
New York, NY  10016


Dear Mr. Pearlman:

This letter is to confirm and summarize the agreement under which Strategic Growth International will serve as Investor Relations Consultant to Unapix Entertainment, Inc. ("the Company").

DUTIES:
- -------

As Investor Relations Consultant, we will:

     a) Consult with the management of the Company on Investor Relations aspects of shareholder communications, including how to arrange and conduct meetings with professional investment community and investor groups; how to communicate the corporate message to specified audiences, and how to enhance relations with security analysts and the financial press.

     b) Help develop and implement a comprehensive Investor Relations program. Each plan will be designed to achieve results-oriented quantified goals and objectives.

     c) Provide professional staff services as may be reasonably required to help the Company carry out its programs and objectives.

The scope of SGI's services shall not include any consulting activities related to or regarding the raising of funds, including warrant conversions or private placements. Such activities shall be subject to a separate agreement.

LIABILITY:
- ----------

The Company agrees to indemnify and hold harmless SGI from and against any and all losses, claims, damages, expenses or liabilities which SGI may incur based upon information, representations, reports or data furnished by the Company to the extent that such material is furnished, prepared and approved by Unapix Entertainment, Inc. for use by SGI.

OUT OF POCKET EXPENSES:
- -----------------------

The Company will reimburse SGI for all reasonable out-of-pocket disbursements, including travel expenses, made in the performance of its duties under this agreement. Items, such as luncheons with the professional investment community, graphic design and printing, postage, long distance telephone calls, etc., will be billed as incurred.



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Mr. Herbert Pearlman
Unapix Entertainment, Inc.
Page 2



RECORDS AND RECORD KEEPING:
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SGI will maintain accurate records of all out-of-pocket expenditures incurred on behalf of the Company. Authorization for projects and operating activities will be obtained in advance before commitments are made.

TERMS OF PAYMENT:
- -----------------

Billing will be done monthly for the coming month. Expenses and charges will be included in the following month's bill. Payment is due within the (10) days upon receipt of invoice.

SERVICE FEES:
- -------------

The Company will pay SGI a monthly retainer fee of $8,000 for services under this agreement. The monthly retainer shall commence on June 4, 1996.

In addition, immediately upon execution of this agreement, the Company will issue 400,000 options on the Company's outstanding shares. Such options shall be exercisable at $3 7/8. Such options will be of a five year duration, and will have piggy-back registration rights for one year with respect to shares underlying the options with demand registration rights after one year, and will be subject to non-dilution provisions and may be transferred in whole or in part to one or more officers of the Company.

The Company shall have the right to rescind 100,000 of such options on June 4, 1997 if the Company was not successful in converting all B Warrants exercisable at $4.50.

TERMS OF AGREEMENT:
- -------------------

This agreement is to extend from June 4, 1996 for one year.

This agreement shall be governed by and subject to the jurisdiction of and law of New York State.

Please confirm agreement to the above by endorsing all three (3) copies and returning two (2) copies to SGI.


AGREED TO AND ACCEPTED BY:
- --------------------------




- ---------------------------------         ------------------------------------
Unapix Entertainment, Inc.                Strategic Growth International, Inc.


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